Exhibit (f)
Maryland General Corporation Law
     § 2-602. Restrictions Upon Amendment
(a) A corporation may amend its charter from time to time in any respect, provided that:
(1) The amendment may contain only provisions which lawfully could be contained in articles of incorporation at the time of the amendment;
(2) If the amendment effects a change in stock or in the rights of stockholders or effects an exchange, reclassification, or cancellation of stock, the amendment shall contain the provisions necessary to effect the change, exchange, reclassification, or cancellation; and
(3) If the amendment alters the contract rights, as expressly set forth in the charter, of any outstanding stock, and the charter does not reserve the right to make the amendment, any objecting stockholder whose rights are substantially adversely affected has the right to receive the fair value of his stock as an objecting stockholder under Title 3, Subtitle 2 of this article.
     § 3-201. Definition of successor.
     (a) In this subtitle the following words have the meanings indicated.
     (b) “Affiliate” has the meaning stated in § 3-601 of this title.
     (c) “Associate” has the meaning stated in § 3-601 of this title.
     (d) “Beneficial owner”, when used with respect to any voting stock, means a person that:
     (1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;
     (2) Individually or with any of its affiliates or associates, has:
     (i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or
     (ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or
     (3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.
     (e) “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.
     (f)(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
     (2) “Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.
     (g) “Voting stock” has the meaning stated in § 3-601 of this title.
     § 3-202. Fair value, right to from successors.

     (a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:
     (1) The corporation consolidates or merges with another corporation;
     (2) The stockholder’s stock is to be acquired in a share exchange;
     (3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;
     (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or
     (5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.
     (b)(1) Fair value is determined as of the close of business:
     (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106 of this title; or
     (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.
     (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
     (3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.
     (c) Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:
(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:
     (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106 of this title; or
     (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

     (2) The stock is that of the successor in a merger, unless:
     (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or
     (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;
     (3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;
     (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or
     (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.
     (d) With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:
     (1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:
     (i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;
     (ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or
     (iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;
     (2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:
     (i) The day the stockholders voted on the transaction objected to; or
     (ii) With respect to a merger under § 3-106 of this title, the effective date of the merger; and

     (3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.
(e) If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.
     § 3-203. Duties of objecting stockholders.
     (a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:
     (1) Shall file with the corporation a written objection to the proposed transaction:
     (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106 of this title; or
     (ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;
     (2) May not vote in favor of the transaction; and
     (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.
     (b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.
     § 3-204. Effect of demand.
A stockholder who demands payment for his stock under this subtitle:
(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and
(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

     § 3-205. Consent to demand withdrawal.
     A demand for payment may be withdrawn only with the consent of the successor.
     § 3-206. Restoration of stockholder rights.
     (a) The rights of a stockholder who demands payment are restored in full, if:
     (1) The demand for payment is withdrawn;
     (2) A petition for an appraisal is not filed within the time required by this subtitle;
     (3) A court determines that the stockholder is not entitled to relief; or
     (4) The transaction objected to is abandoned or rescinded.
     (b) The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.
     § 3-207. Successor’s duty, notice and offer
     (a)(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:
     (i) A balance sheet as of a date not more than six months before the date of the offer;
     (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and
     (iii) Any other information the successor considers pertinent.
     (b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.
     § 3-208. Petition for appraisal.
     (a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.
     (b)(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
     (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.
     § 3-209. Submission of certificate for notation.
     (a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
     (b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.
     § 3-210. Report of appraisers.
     (a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
     (b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
     (c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
     (d)(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
     (2) Within 15 days after the report is filed, any party may object to it and request a hearing.
     § 3-211. Court order upon appraisers report.
(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:
     (1) Confirms, modifies, or rejects it; and

     (2) If appropriate, sets the time for payment to the stockholder.
     (b)(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.
     (2) If the appraisers’ report is rejected, the court may:
     (i) Determine the fair value of the stock and enter judgment for the stockholder; or
     (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.
     (c)(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.
     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
     (i) The price which the successor offered for the stock;
     (ii) The financial statements and other information furnished to the stockholder; and
     (iii) Any other circumstances it considers relevant.
     (d)(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
     (i) The price which the successor offered for the stock;
     (ii) The financial statements and other information furnished to the stockholder; and
     (iii) Any other circumstances it considers relevant.
     (2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:
     (i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

     (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
     (e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.
     § 3-212. Surrender of stock to successor.
     The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
     (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or
     (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.
     § 3-213. Rights of successor.
     (a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.
     (b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
     (c) Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.